UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)
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ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 21, 2008
Dear Shareholders:
     You are cordially invited to attend the annual meeting of shareholders of Royal Bancshares of Pennsylvania, Inc. The meeting will be held at the Hilton Hotel Philadelphia, located at 4200 City Avenue, Philadelphia, Pennsylvania 19131, on Wednesday, May 21, 2008, at 6:30 p.m., for the following purposes:
     1. To elect five Class III Directors to serve a term of three years and until their successors are elected and qualified.
     2. To ratify the appointment of Beard Miller Company LLP as Royal Bancshares’ independent registered public accounting firm for fiscal year ending December 31, 2008, as recommended by the Audit Committee.
     3. To consider such other business as may properly be brought before the meeting and any adjournment or postponement thereof.
     Only shareholders of record at the close of business on April 8, 2008, are entitled to notice of and to vote at the meeting, either in person or by proxy.
     We have enclosed a copy of our 2007 Annual Report to shareholders. Additional copies are available upon request.
     Your continued support of Royal Bancshares of Pennsylvania, Inc. is sincerely appreciated.
Very truly yours,
/s/ Joseph P. Campbell
Joseph P. Campbell
President and Chief Executive Officer

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
732 Montgomery Avenue
Narberth, PA 19072
610-668-4700
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Wednesday, May 21, 2008 at 6:30 p.m.

PLACE:	Hilton Hotel Philadelphia
4200 City Avenue
Philadelphia, PA 19131

ITEMS OF BUSINESS:	Our annual meeting of shareholders will be held for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1) To elect five (5) Class III Directors for a three-year term and until their successors are elected and qualified;

(2) To ratify appointment of Beard Miller Company LLP as independent registered accounting firm for the fiscal year ending December 31, 2008; and

(3) To transact such other business as may properly come before the meeting or at any adjournment therefore. We are not aware of any other such business.

RECORD DATE:	Our shareholders of record as of close of business on April 8, 2008, the voting record date, are entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of the annual meeting.

ANNUAL REPORT:	The Royal Bancshares 2007 Annual Report to Shareholders is enclosed.

PROXY VOTING:	Even if you plan to be present you are urged to complete, sign, date and return the enclosed proxy promptly in the envelope provided. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise of the proxy

BY ORDER OF THE BOARD OF DIRECTORS

/s/ George McDonough George McDonough, Secretary

PROXY STATEMENT
OF
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
GENERAL INFORMATION
     We furnish this proxy statement in connection with the solicitation of proxies by the Board of Directors of Royal Bancshares of Pennsylvania, Inc. (the “Corporation”), for the Annual Meeting of Shareholders of the Corporation to be held on May 21, 2008, and any adjournment or postponement of the meeting. The Corporation will bear the expense of soliciting proxies. In addition to mailings, directors, officers and employees of the Corporation may solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons and, upon request therefore, the Corporation will reimburse them for their reasonable forwarding expenses.
REVOCATION AND VOTING OF PROXIES
     The execution and return of the enclosed proxy will not affect your right to attend the meeting and to vote in person. You may revoke your proxy by delivering written notice of revocation to George J. McDonough, Secretary of the Corporation, at the Corporation’s address at any time before the proxy is voted at the meeting. Unless revoked, the proxy holders will vote your proxy in accordance with your instructions. In the absence of instructions, proxy holders will vote all proxies FOR the election of the five (5) nominees for Class III Director, and FOR the appointment of Beard Miller Company LLP (BMC) as independent registered public accounting firm for the fiscal year ending December 31, 2008.
     Although the Board of Directors knows of no other business to be presented, in the event that any other matters are brought before the meeting, proxy holders will vote any proxy in accordance with the recommendations of the management of the Corporation.
VOTING SECURITIES, RECORD DATE AND QUORUM
     Shareholders of record at the close of business on April 8, 2008, are entitled to vote at the meeting and any adjournment or postponement of the meeting. On the record date, there were 11,329,542 shares of Class A common stock exclusive of 398,488 treasury shares ($2.00 par value per share), issued and outstanding, and 2,096,549 shares of Class B common stock ($0.10 par value per share), issued and outstanding.
     Each shareholder is entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock on all matters to be acted upon at the meeting, except that in the election of directors, shareholders are entitled to vote shares cumulatively. See “ELECTION OF DIRECTORS —CUMULATIVE VOTING.”
     The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote constitutes a quorum for the conduct of business. A majority of the votes cast at a meeting, at which a quorum is present, is required to approve any matter submitted to a vote of the shareholders, except in cases where the vote of a greater number of votes is required by law or under the Articles of Incorporation or Bylaws of the Corporation. Votes withheld and abstentions will be counted in determining the presence of a quorum. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

     In the case of the election of directors, assuming the presence of a quorum, the five (5) candidates receiving the highest number of votes for Class III Director shall be elected to the Board of Directors. In the case of appointment of BMC as independent registered public accounting firm assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the meeting is required for approval. Broker non-votes and abstentions will not affect the outcome of the appointment of BMC.
AVAILABILITY OF PROXY MATERIALS
     Important Notice Regarding the Availability of Proxy Materials for Shareholders Meeting to Be Held on May 21, 2008: This Proxy Statement and the 2007 Annual Report to Shareholders are available at www.royalbankamerica.com under the “Regulatory Filings” link located under the “Investor Relations” page.
PRINCIPAL SHAREHOLDERS
     The following table shows as of February 29, 2008, the amount of outstanding common stock beneficially owned by each shareholder (including any “group” as the term is used in Section 3(d)(3) of the Securities Exchange Act of 1934) known by the Corporation to be the beneficial owner of more than 5% of such stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and may be converted into shares of Class A common stock at the current rate of 1.15 shares of Class A common stock for each share of Class B common stock. Beneficial ownership is determined in accordance with applicable regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table set forth below and the table following “Information about Nominees, Continuing Directors and Executive Officers,” beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of February 29, 2008. In addition, a person is deemed to beneficially own any stock for which he, directly or indirectly, through any contact, arrangement, understanding, relationship or otherwise has or shares voting or investment power.
     Unless otherwise indicated in a footnote, shares reported in this table are owned directly by the reporting person. The percent of class assumes all options exercisable within 60 days of February 29, 2008, have been exercised and, therefore, on a pro forma basis, 10,930,943 shares of Class A common stock would be outstanding, net of treasury stock.

Name and Address of	Shares Beneficially	Percent
Beneficial Owner	Owned	Of Class
Daniel M. Tabas, Trust (1)	3,629,970 (Class A)	31.85%
915 Montgomery Avenue	1,120,779 (Class B)	53.46%
Narberth, PA 19072

Evelyn R. Tabas (2) (3)	1,577,218 (Class A)	13.84%
915 Montgomery Avenue	485,011 (Class B)	23.13%
Narberth, PA 19072

Richard Tabas (4)	0 (Class A)	0.00%
1443 Lanes End	124,995 (Class B)	5.96%
Villanova, PA 19085

(1)	The trustees for the Daniel M. Tabas Trust are, Robert R. Tabas, Linda Tabas Stempel and Nicholas Randazzo, who as a group have voting rights and dispositive control of these shares.

(2)	The shares beneficially owned by Evelyn R. Tabas consist of: (a) 2,867 shares of Class A common stock owned and voted solely by Evelyn R. Tabas and 8,208 options currently exercisable to purchase shares of Class A common stock: (b) 284,564 Class A and 84,857 Class B shares in the Lee Tabas Trust: (c) 265,277 Class A and 82,647 Class B shares in the Susan Tepper Tabas Trust: (d) 249,650 Class A and 82,919 Class B shares in the Linda Stempel Tabas Trust: (e) 239,947 Class A and 76,336 Class B shares in the Joanne Tabas Wurzak Trust: (f) 219,074 Class A and 82,041 Class B shares in the Carol Tabas Stofman Trust: (g) 207,409 Class A and 76,180 Class B shares in the Robert R. Tabas Trust. Evelyn R. Tabas shares voting and dispositive control over the shares held in these trusts with James McSwiggan and Nicholas Randazzo.

(3)	Evelyn R. Tabas has sole power to vote and dispose of 100,222 shares of Class A common stock and 31 shares Class B common stock from numerous trusts for the Tabas grandchildren.

(4)	Based on information from our transfer agent, StockTrans. Includes 2,389 shares of Class B stock held in the name Richard Tabas Custodian for Charles Richard Tabas.
ITEM 1
ELECTION OF DIRECTORS
     The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than 5 nor more than 25 persons and that the directors are classified with respect to the time they hold office by dividing them into 3 classes, as nearly equal in number as possible. The Bylaws further provide that the directors of each class are elected for a 3-year term, so that the term of office of one class of directors expires at the annual meeting each year. The Bylaws also provide that the aggregate number of directors and the number of directors in each class of directors is determined by the Board of Directors. Any vacancy occurring on the Board of Directors is filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy holds office until the expiration of the term of office of the class of directors to which he or she was appointed.
     There are presently 16 members of the Board of Directors. The Corporation’s Board of Directors, in accordance with Article 10 of the Corporation’s Bylaws, has fixed the number of directors in Class I at 5, the number of directors in Class II at 5 and the number of directors in Class III at 5. Class III will be reduced from 6 to 5 directors as a result the resignation of Mr. John Decker effective on the date of the meeting. Murray Stempel is resigning as a Class I director effective May 21, 2008 and standing for election as a Class III director in order to balance the number of directors in each class. Due to an exemption as a “Controlled Company” under NASDAQ Rules, we are not required to meet NASDAQ independence standards for our Board of Directors. NASDAQ Rules define a “Controlled Company” as one in which more than 50% of the voting power is held by an individual, group or another company. As shown in the above stock ownership table, through its ownership of Class A and Class B common stock, the Daniel M. Tabas Trust and Evelyn R. Tabas control more than 50% of the voting power of the Corporation.
     The Board of Directors has nominated the following 5 persons for election to the Board of Directors as Class III Directors for a term of 3 years:
Carl M. Cousins       Evelyn R. Tabas      Edward B. Tepper
Samuel Goldstein            Murray Stempel
CUMULATIVE VOTING
     In the election of directors, every shareholder entitled to vote has the right, in person or by proxy, to multiply the number of votes to which he may be entitled by the number of directors in the class to be elected at the annual meeting. Every shareholder may cast his or her whole number of votes for one candidate or may distribute them among any 2 or more candidates in the class. The 5 candidates receiving the highest number of votes for Class III Director at the meeting will be elected. There was no conditions precedent to the exercise of cumulative voting rights. Joseph P. Campbell and George J. McDonough, the persons named as the Board’s proxy holders, have the right to vote cumulatively and to distribute their votes among the nominees as they consider advisable, unless a shareholder indicates on his or her Proxy how votes are to be cumulated for voting purposes.
INFORMATION ABOUT NOMINEES, CONTINUING DIRECTORS
AND EXECUTIVE OFFICERS
     Information concerning the directors of the Corporation, including the 5 persons nominated for election to the Board of Directors as Class III Directors at the meeting, the 10 continuing directors and the executive officers of the Corporation and all directors and officers as a group, is set forth below, including the number of shares of common stock of the Corporation beneficially owned, as of February 29, 2008, by each of them. The table includes options exercisable within 60 days of February 29, 2008, stock options unexercised but currently exercisable, and stock beneficially owned. Unless otherwise indicated in a footnote, shares, reported in this table are owned directly by the reporting person, such person holds sole voting and investment power with respect to such shares. The percent of class assumes all options exercisable within 60 days of February 29, 2008, have been exercised and, therefore, on a pro forma basis, 11,398,511 shares of Class A common Stock would be outstanding. The information is furnished as of February 29, 2008, on which 10,930,943 Class A shares (exclusive of 398,488 treasury shares) and 2,096,646 Class B shares were issued and outstanding.

			Shares		Percent
		Director	Beneficially		of
Name	Age	Since	Owned		Stock
CLASS I DIRECTORS
Joseph P. Campbell	61	1982	240,434	(A)	2.11%
James J. McSwiggan (1)	52	1992	77,921	(A)	0.68%
Linda Tabas Stempel (2) (3)	56	2003	51,246	(A)	0.45%
Howard Wurzak (3)	53	1992	95,809	(A)	0.84%
Patrick J. McCormick	50	2006	3,575	(A)	0.03%
(Balance of page left intentionally blank)

			Shares		Percent
		Director	Beneficially		of
Name	Age	Since	Owned		Stock
CLASS II DIRECTORS

Anthony J. Micale	70	1997	17,231	(A)	0.15%

Mitchell L. Morgan	53	2003	22,673	(A)	0.20%

Albert Ominsky	74	1982	45,323	(A)	0.40%
			44,898	(B)	2.14%

Gregory T. Reardon	54	1997	13,029	(A)	0.11%

Robert R. Tabas	52	1988	108,693	(A)	0.95%
			6,503	(B)	0.31%

CLASS III DIRECTORS

Carl M. Cousins	75	1993	9,614	(A)	0.08%

John M. Decker (4)	47	1988	59,446	(A)	0.52%

Murray Stempel, III (3)	53	1998	96,740	(A)	0.85%

Evelyn R. Tabas (3) (5)	83	2002	1,577,218	(A)	13.84%
			485,011	(B)	23.13%

Edward B. Tepper	68	1986	36,921	(A)	0.32%
			13	(B)	0.00%

Samuel Goldstein	47	2007	2,572	(A)	0.02%

NON-DIRECTOR EXECUTIVE OFFICER

Gregg J. Wagner (6)	47	2007	—	(A)	0.00%
Chief Financial Officer

All directors and executive Officers as a group and Tabas Family			6,088,415	(A)	53.44%
Trusts (17 persons)			1,797,316	(B)	85.72%

(1)	James McSwiggan shares with Evelyn R. Tabas and Nicholas Randazzo voting and dispositive control over 1,465,921 shares of Class A common stock and 484,980 shares of Class B common stock held in various Tabas family trusts. These shares are not included in the ownership reported in this table for Mr. McSwiggan. (See footnote (2) on page 3).

(2)	Linda Tabas Stempel shares with Robert R. Tabas and Nicholas Randazzo voting and dispositive control over 3,629,970 shares of Class A common stock and 1,120,779 shares of Class B common stock held in the Daniel M. Tabas Trust. These shares are not included in the share ownership reported in this table for Linda Tabas Stempel or for Robert R. Tabas. (See footnote (1) on page 3).

(3)	Evelyn R. Tabas, Robert R. Tabas, Murray Stempel, Linda Tabas, Howard Wurzak and members of their immediate families and their affiliates, in the aggregate, own 5,422,688 shares of Class A common stock (47.57% of Class A) and 1,612,293 shares of Class B common stock (76.90% of Class B) or 52.69% of Class A assuming full conversion of Class B common stock at a current conversion of 1.15 shares of Class A common stock for each share of Class B common stock.

(4)	Director Decker will retire at the end of his term on May 21, 2008.

(5)	See footnotes (2)(4) on page 3.

(6)	Mr. Wagner resigned his position as Chief Financial Officer on March 14, 2008.
     The information in the preceding table was furnished by the beneficial owners or their representatives and includes direct and indirect ownership.
     For purposes of determining beneficial ownership of Class A common stock, we have assumed full conversion of Class B common stock to Class A common stock at the current conversion factor of 1.15 shares of Class A common stock for each share of Class B common stock. In calculating the tabulated percent of class for each officer and director who has exercisable stock options, the additional shares of Class A common stock to which the officer and director would be entitled upon the exercise of his options were added to the shares of Class A common stock currently held by the officer and director and to the total number of shares of Class A common stock outstanding assuming the officer and directors exercised all outstanding exercisable options.
     The percent of stock assumes all outstanding exercisable options and options exercisable within 60 days of February 29, 2008, issued to directors and officers, have been exercised and therefore, on a pro forma basis, 11,398,511 shares of Class A common stock would be outstanding at February 29, 2008.
CLASS I DIRECTORS
     Joseph P. Campbell is the President and Chief Executive Officer of the Corporation and a Director of the Corporation.
     James J. McSwiggan is the Chief Operating Officer of the Corporation and a Director of the Corporation. Mr. McSwiggan was appointed Interim Chief Financial of the Corporation Officer effective March 14, 2008 as a result of Gregg J. Wagner resigning as Chief Financial Officer.
     Linda Tabas Stempel is a Director of the Corporation, and is Director of Investor Relations for the Corporation. She is the daughter of Evelyn R. Tabas, the wife of Murray Stempel, III, the sister of Robert R. Tabas and the sister-in-law of Howard Wurzak.
     Howard Wurzak is a Director of the Corporation, and is President and CEO of the Hilton Hotel Philadelphia, Regency Palace and Ramada Plaza Hotel and Wurzak Management Corporation. He is the son-in-law of Evelyn R. Tabas, and the brother-in-law of Robert R. Tabas, Murray Stempel, III and Linda Tabas Stempel.
     Patrick J. McCormick is a Director of the Corporation and, is President of PMCC Ventures, LLC a Business Advisory and Consulting Firm .
CLASS II DIRECTORS
     Anthony J. Micale is a Director of the Corporation, is President of Micale Management Corporation and owns and operates ten McDonald’s restaurants.

          Mitchell L. Morgan is a Director of the Corporation, and is President of Morgan Properties which owns and manages over 16,500 apartment units.
          Albert Ominsky is a Director of the Corporation, is an attorney and President of the law firm of Ominsky & Ominsky, P.C. in Philadelphia, Pennsylvania.
          Gregory T. Reardon is a Director of the Corporation, is a certified valuation analyst, holds certificates to practice public accounting both in Pennsylvania and Delaware and is President of The Reardon Group, Inc. The Reardon Group, located in Glen Mills, Pennsylvania, comprises Weiss + Reardon & Company, P.C. (a regional public accounting firm); Reardon Consulting, Inc. (a management consulting firm); and Valuation Advisors, Inc. (a business valuation firm). The Reardon Group specializes in healthcare and other highly regulated industries.
          Robert R. Tabas is the Chairman of the Board and a Director of the Corporation; and is an Executive Vice President of Royal Bank America. He is the son of Evelyn R. Tabas, the brother of Linda Tabas Stempel and the brother-in-law of Howard Wurzak and Murray Stempel, III.
NOMINEES FOR CLASS III DIRECTORS
          Carl M. Cousins is a Director of the Corporation, and is a retired veterinarian.
          Samuel Goldstein is a Director of the Corporation, and is a Chief Financial Officer for the Galman Group a property management firm located in Philadelphia, Pennsylvania.
          Murray Stempel, III is an Executive Vice President of Royal Bank America and a Director of the Corporation. Mr. Stempel is the son-in-law of Evelyn R. Tabas, the husband of Linda Tabas Stempel and the brother-in-law of Robert R. Tabas and Howard Wurzak.
          Evelyn R. Tabas is a Director of the Corporation and is involved in a variety of community and charitable causes and endeavors including Trustee, Daniel M. Tabas Family Foundation; Trustee, Bank Street College; Director, United Cerebral Palsy, Philadelphia; Founding Member, American Family Institute; and Advisory Board, Drexel University Department of Education. She is the mother of Robert R. Tabas and Linda Tabas Stempel and the mother-in-law of Howard Wurzak and Murray Stempel, III.
          Edward B. Tepper is a Director of the Corporation and the President of Tepper Properties, a real estate investment company in Villanova, Pennsylvania.
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
          The committees of the Board of Directors include the Audit Committee, the Compensation Committee, and the Nominating Committee.
          The Audit Committee met 11 times in 2007. The Audit Committee arranges examinations by the Corporation’s independent registered public accounting firm, reviews and evaluates the recommendations of the examinations, receives all reports of examination of the Corporation and the Banks by regulatory agencies, analyzes such reports and reports the results of its analysis of the regulatory reports to the Corporation’s Board. The committee receives reports directly from the Corporation’s internal auditors on a quarterly basis, and recommends any action to be taken. The committee is also responsible for, among other things, assisting the Board of Directors in monitoring (i) the integrity of the financial statements of the Corporation, (ii) the independent auditor’s qualification and independence, (iii) the performance of the Corporation’s internal audit function and independent auditors, and (iv)the compliance by the Corporation with legal and regulatory matters. The members of the Audit Committee were Patrick McCormick, Chairperson, Edward B. Tepper, and Anthony J. Micale. The Board of Directors has determined that Patrick McCormick is an “Audit Committee Financial Expert” and “Independent” under applicable SEC and NASDAQ Rules. The Audit Committee’s charter can be accessed on the Corporation’s website at www.royalbankamerica.com under the heading “Regulatory Filings” located under the “Investor Relations” page.
          The Compensation Committee met 16 times in 2007. The members of this committee were Gregory T. Reardon, Chairperson, Edward B. Tepper, Carl M. Cousins, Anthony Micale and Robert R. Tabas. The Compensation Committee reviews and determines compensation for all officers and employees of the Corporation. The committee also has the authority to manage, administer, amend and interpret the Corporation’s 2007 Long Term Incentive Plan and to determine, among other things:
•	The employees to whom awards shall be made under the plan;

•	The type of the awards to be made and the amount, size and terms of the awards; and

•	When awards shall be granted.
          The Nominating Committee met 1 time in 2007. The members of this committee were Albert Ominsky, Chairman, Carl Cousins and Edward Tepper, each of whom is a non-employee Director. The Committee was formed in 2003 and held its first meeting in 2003. All members of the Nominating Committee are independent under the applicable NASDAQ Rules. The principal duties of the Nominating Committee include developing and recommending to the Board criteria for selecting qualified director candidates, identifying individuals qualified to become Board members, evaluating and selecting, or recommending to the Board, director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Corporation and providing oversight in the evaluation of the Board of each committee. The Nominating Committee has no formal process for considering director candidates recommended by shareholders, but its policy is to give due consideration to any and all such candidates. If a shareholder wishes to recommend a director candidate, the shareholder should mail the name, background and contact information for the candidate to the Nominating Committee at the Corporation’s offices at 732 Montgomery Avenue, Narberth, PA, 19072. The Nominating Committee is responsible for identifying and evaluating all nominees for director, including any recommended by shareholders, and minimum requirements for nomination. The Nominating Committee has adopted a written Charter that can be accessed on the internet via the Corporation’s website at www.royalbankamerica.com.
          The Board of Directors of the Corporation held 12 meetings during 2007. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the various committees on which he or she served. The Corporation has no policy regarding attendance by directors at the Annual Meeting of Shareholders, but all directors attended the 2007 Annual Meeting of Shareholders.
COMPENSATION DISCUSSION AND ANALYSIS
I. General
Rules and Responsibilities
          The primary purpose of the Corporation’s Compensation Committee is to conduct reviews of the Corporation’s general executive compensation policies and strategies and oversee and evaluate the

Corporation’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:
a)	evaluation and approval of goals and objectives relevant to compensation of the chief executive officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

b)	determination and approval of the compensation level for the chief executive officer;

c)	evaluation and approval of compensation levels of other key executive officers;

d)	evaluation and recommendation to the board for approval of compensation levels and compensation policies of directors;

e)	evaluation and approval of all grants of equity-based compensation for executive officers; and

f)	review of performance-based and equity-based incentive plans for the chief executive officer and other executive officers and reviewing other benefit programs presented to the Committee by the chief executive officer.
          The role of management is to provide reviews and recommendations for the Committee’s consideration, and to manage the Corporation’s executive compensation programs, policies and governance (as it relates to compensation). Direct responsibilities include, but are not limited to:
a)	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with the Corporation’s objectives;

b)	recommending changes, if necessary, to ensure achievement of all program objectives, and

c)	recommending pay levels, payout and/or awards for key executive officers, other than the chief executive officer.
          During 2007, the Committee retained the services of Mosteller and Associates as compensation consultants to assist in the continual development and evaluation of compensation policies and the Committee’s determinations of compensation awards. The role of Mosteller and Associates is to provide independent, third-party advice and expertise in executive compensation issues.
Discussion of the Compensation, Discussion and Analysis Disclosure with Management
          The Committee Chair has discussed the Compensation, Discussion and Analysis with members of management, including the chief executive officer and chief operating officer. The Committee Chair has also discussed the Compensation Disclosure and Analysis with the Corporation’s outside legal counsel and Mosteller and Associates, an advisor to the Committee.
II. Executive Compensation Program Objectives
1. Compensation Objectives
          The chief compensation objectives of the Corporation for executive officers and directors are to (i) establish compensation programs that are competitive in the banking industry so that the Corporation can attract, motivate and retain talented, competent and experienced management and directorship, (ii) ensure that compensation is based upon certain performance measurements so that pay is aligned with performance, (iii) benchmark the Corporation’s performance against peer groups (see below for description) to verify that pay levels versus performance are consistent with pay/performance levels in the banking industry, and (iii) align the interests of the Corporation’s management and directorship with the interests of the Corporation’s shareholders.

Overall, the Corporation strives to design its compensation program to permit the Corporation to:

a)	support its business plan and strategy by clearly setting forth what is expected of executives with respect to financial results and goals and by rewarding achievement of said results and goals;

b)	allow for recruiting and retaining executive talent; and

c)	align management performance and their interests with the interests of the Corporation’s shareholders.
          Engaged by the Committee, on June 15, 2007, Mosteller and Associates issued a report on executive compensation for the Corporation. Their Report included an analysis of the Tier 1 executive positions at the Corporation benchmarked to published databases including Watson Wyatt (regional banks in Mid-Atlantic region and nationwide with asset size from $900 million to $2 billion); CompAnalyst (financial services in Mid-Atlantic with average asset size $1-$10 billion); ERI (financial services in Mid-Atlantic with average asset size $2 billion) and to a custom peer group consisting of 17 regional banks selected by the consultant which were deemed to be regionally comparable to the Corporation. The data from the custom peer group was accorded the greatest weight by the consultant. The data for the peer group was gathered from each institution’s 2007 proxy statements and included executive compensation reported for 2006.
          Of the 17 regional financial institutions selected by the consultant, 14 of the institutions were located in Pennsylvania, one in New Jersey, one Maryland and one in Delaware. The institutions ranged in asset size from a low of $827 million to a high of $5.4 billion.
          The savings institutions used in the peer group, as of June 15, 2007, are as follows:

Bryn Mawr Bank Corporation	First Chester County Corporation	Willow Financial Bancorp, Inc.
Republic First Bancorp, Inc.	Leesport Financial Corp.	Omega Financial Corporation
ESB Financial Corporation	Pennsylvania Commerce Bancorp	Univest Corporation of Penna.
Sandy Spring Bancorp, Inc.	KNBT Bancorp, Inc.	WSFS Financial Corporation
Harleysville National Corporation	Sterling Financial Corporation	Sun Bancorp, Inc.
Community Banks, Inc.	National Penn Bancshares, Inc.
          The Committee historically has employed the philosophy that although the Corporation has traditionally performed near the top percentile of its peers, to be somewhat conservative, compensation for executive officers should be competitive with that of peers in the 75th percentile of performance. The Report revealed that base pays as established were below the 2006 75Th percentile of the peer group. Given the emphasis on performance based drivers for executive compensation, the Corporation provides for a productivity based bonus (as described more fully below). The following comparisons are made to the 75th percentile survey market rate as contained in the Report (“Peer Percentile”) for five of the named executive officers (excluding Gregg J. Wagner). The salary of the executive officers was 92% of Peer Percentile. Short-term incentives were 167% of Peer Percentile. Total cash compensation in the report was 118% of Peer Percentile. This reflects that performance-based payments comprise a larger portion of total cash compensation than those of the peers. Long–term incentives (i.e. stock options) were 128% of Peer Percentile. Total compensation was 137% of Peer Percentile. Based on the Report the committee determined that total compensation paid to the named executive officers was competitive.
2. Intent of Program Design
          The Corporation seeks to achieve its compensation objectives by offering the following key elements of executive compensation:

a)	a base salary;

b)	a performance-based bonus program, paid in cash, that generally comprises a higher percentage of total cash compensation than the Corporation’s peers;

c)	periodic (generally annually) grants of long-term, equity-based compensation. This is comprised generally of stock option grants, however, a portion of this element may be paid in the form of restricted stock and other types of long-term, equity-based components (subject to Committee approval). Awards of restricted stock will be generally performance-based, requiring the achievement of specific goals; and

d)	a Supplemental Executive Retirement Plan.
          The Corporation intends that the design of the elements of its compensation program reward executive management and directorship for maintaining profitability, longevity, profitable growth, price appreciation of the Corporation’s stock and having high standards of ethics and integrity.
          Throughout its history, the Corporation has focused to a great extent on profitability. Accordingly, the Corporation desired to attract executive talent that was bottom-line oriented and was willing to have a larger part of his or her salary subject to profit performance. Therefore, executive officers of the Corporation have a larger portion of their cash compensation earned under a performance plan in which net income is the key element, than do executive officers of most of the Corporation’s peers. This performance pay plan also contains provisions that the amount due an executive under the plan can be reduced or eliminated altogether for unethical behavior.
          To encourage long-term service to the Corporation, the Corporation offers an omnibus long term- incentive plan, intended to focus executives on market appreciation of the stock price, thereby further aligning the interests of the executives with those of the Corporation’s shareholders under which the Committee could recommend the issuance of stock options, restricted stock (generally performance-based, requiring the achievement of specific goals) and other long term equity compensation (subject to subsequent full Board approval). In addition the Corporation provides a Supplemental Executive Retirement Plan (“SERP”) and employment contracts to certain executive officers.
3. Elements of Compensation
Base Salary
          The objective of base salary is to reflect job duties, inherent value of the executive to the Corporation, and performance of the executive considering market competitiveness.
          The Committee relied in large part on the Report base salary for five of its executive officers. These base salaries, the amount of any increase in the base salaries from year to year and the base salaries for executives named in the Summary Compensation Table, but who do not have employment contracts are determined by the Committee using a number of factors, including the following:
a)	the requirements and responsibilities of the position along with, if available, salary norms for executives in comparable positions at peers;

b)	the expertise of the individual executive;

c)	market competition for services of similar executives;

d)	the advice from Mosteller and Associates, and any other third-party advisor to the Committee; and

e)	the recommendations of the Chief Executive Officer (except with respects to his own compensation).

          Base salaries are generally reviewed annually, with third-party analysis performed every two to three years.
          With respect to the named executive officers, all but Gregg J. Wagner and Jeffrey T. Hanuscin are employed pursuant to employment agreements. These agreements are described under Employment Agreements below.
          Commencing in 2007, the following changes in base salary were approved by the Committee based on an evaluation of the factors listed above and put in place effective January 1, 2007: (i) Joseph P. Campbell’s salary was increased to $403,520 from $385,000; (ii) James J. McSwiggan’s salary was increased to $256,750 from $245,000; (iii) Robert R. Tabas’s salary was increased to $214,750 from $205,000; (iv) Murray Stempel III’s salary was increased to $183,560 from $175,000; (v) Jeffrey T. Hanuscin salary increased to $129,500 from $126,000, and (vi) Gregg J. Wagner’s original salary was $175,000 per annum pro rated from April 9, 2007 to December 31, 2007.
Performance-Based Bonus Program
          The Corporation’s objective under the Bonus Plan is to ensure that executive officers and staff are focused on keeping the Corporation profitable. Each year, a portion of the Corporation’s net income is allocated to the Bonus Plan from which bonus payments are made. If the Corporation has a net loss, no payments to any employees are made under the Bonus Plan.
          Generally, the cash portion of total compensation paid to executives is comprised of base salary and performance-based bonus payments. The general philosophy of the Corporation is to attract bottom-line oriented executives who are willing to have a larger portion of their total cash compensation at-risk than is typical of the Corporation’s peers.
          For executive officers, as in the prior years, the Bonus Plan approved by the committee creates a fund equal to 5% of annual net income of the Corporation (“Bonus Fund”). The Bonus Fund is then allocated 82.5% to executive officers and 17.5% to other officers, department heads and key employees. The Committee has approved a specific percentage of the Bonus Fund for each executive officer and participating non-executive officer and employee. The amount of the allocated Bonus Fund is then multiplied by the specific percentage approved for each participant to arrive at the amount paid to the participant.
          The Committee and the Chief Executive Officer (except for his own payment) has the authority to decrease the payment to any participant based on individual performance over the year. In addition, the Committee and the Chief Executive Officer also has the authority to reduce or eliminate altogether the payment due a participant under the Bonus Plan for unethical behavior or behavior prohibited under any policy of the Corporation.
          For 2007, the following payments were made to named executives under the Bonus Plan: (i) Joseph P. Campbell was paid $10,612; (ii) James J. McSwiggan was paid $5,169; (iii) Robert Tabas was paid $3,809; (iv) Murray Stempel III was paid $3,673; (v) Jeffrey T. Hanuscin was paid $727 and (vi) Gregg J. Wagner was not paid anything under the Bonus Plan.

Long-term Incentive Compensation (Equity-based Plan)
          The long-term incentive program, which is equity-based, provides a periodic award, generally annual, to the named executive officers and other key staff members. In 2007, the shareholders approved an Omnibus long term incentive plan. The Corporation has named the program the Royal Bancshares of Pennsylvania, Inc. 2007 Long-Term Incentive Plan (the “LTIP”). In accordance with the LTIP, the Committee awarded stock options for 2007 during July 2007, and restricted stock in November 2007. For years subsequent to 2007, the Committee expects to adopt the practice of issuing stock options and restricted stock awards during May/June of each year. The chief program objective is to align executive officer compensation over a multi-year period directly with the interests of the Corporation’s shareholders by rewarding the creation and preservation of long-term shareholder value. For 2007, the stock options awarded to employees of the Corporation will expire in 10 years and vest at 20% per year. In addition the Option Plan contains a restricted stock component which over the life of the LTIP may not exceed 250,000 shares of the 1,000,000 shares authorized under the LTIP. A restricted stock award is an award of common stock that is subject to restrictions on transfer until certain vesting requirements, which may include one or more performance goals that the Committee will set. The Committee sets, subject to board approval, the terms and conditions of each restricted stock award. By basing the long-term incentive on the above terms, not only does the program encourage the executive officer to create and maintain stock market value, but provides an incentive to continue employment with the Corporation, thus helping the Corporation to retain talented, motivated executives.
            Under the provisions of the former stock option plan which expired in 2007, long-term awards that were made under that program were generally in the form of stock options that expire in 10 years following the date of the award and vest at 20% per year. The Corporation had named that program the Employee Stock Option Plan (“1990 Option Plan”). Under the 1990 Option Plan, generally, stock options expire 90 days following separation of employment. Commencing with the adoption of the LTIP in 2007, if a participant terminates employment or service due to death, disability, retirement, or is involuntarily terminated other than for cause, the participant may exercise a vested stock option at any time within five years after such termination (unless a shorter time period is provided in the grant agreement), up to the expiration date of the term of such stock option. If a participant voluntarily terminates employment or service (other than by reason of retirement), the participant may exercise a vested stock option at any time within three months after such termination (unless a shorter time period is provided in the grant agreement), up to the expiration date of the term of such stock option. If a participant’s termination is for cause, the participant forfeits all outstanding stock options. The board also has the ability to terminate outstanding stock options if the board determines that the participant has engaged in a “harmful activity” in relation to the Corporation (generally, certain unauthorized uses of confidential information or the solicitation of employees or customers during or for a period of six months following employment).
          The restricted stock awarded under the LTIP in 2007 provides that if a participant voluntarily terminates employment or service prior to 1/1/2010, the participant will forfeit the award. In the event of a change of control, (as defined in the LTIP) all awards become vested at the established target level unless a merger agreement states otherwise. In the event of a disability or death, assuming a restricted stock award is ultimately paid at the end of the 36 month measurement period, such participant (or his/her qualified beneficiary/estate) will receive a pro-rata award for time worked during the 36-month period (2007, 2008 and 2009). In the event of retirement, if a participant retires under a “Board Approved Retirement” (generally a “bona fide” retirement from the Corporation), the participant, assuming a restricted stock award is ultimately paid at the end of the 36-month measurement period, will receive a pro-rata award for the time worked before retirement during the 36-month period (2007, 2008 and 2009), and provided that, as of the participant’s retirement date, the Corporation meets the performance thresholds established for the period from 1/1/2007 through the most recent quarter completed prior to such participant’s retirement.

          Under the LTIP, each participant is granted an award by job title. For 2007, the Committee set a percentage approximately equal to the ratio of the participant’s base salary in relation to the aggregate base salary of all participants with similar job titles. The Committee also sets an aggregate number of stock options to be awarded under the LTIP for a respective year and allocates that aggregate award among the job title classes (“Class Award”). The Class Award is then multiplied by the participant’s individual percentage (calculated as per above) to arrive at the specific stock option award granted to that participant.
          The exercise or strike price of the grant is set at fair market value defined as the average of the high and low trading price for the Corporation’s stock on the NASDAQ Stock Market for the date of grant. The Corporation believes that the average of the high and low price on the grant date is a better reflection of fair market value than the more volatile closing price. The Corporation will not grant stock options with exercise prices below fair market value. The Corporation will not reduce the exercise price of outstanding options below the fair market value exercise price that was set at the original time of grant.
          Under the LTIP, the Corporation granted share-based incentive compensation awards for corporate performance to key employees. These awards are in form of shares of Royal Bancshares’ common stock and performance-restricted restricted stock.
          The vesting of awards made in 2007 is contingent upon the Corporation meeting certain return on asset and return on equity goals. The awards are not permitted to be transferred during the restricted time period of three years from date of award and subject to forfeiture to the extent that the performance restrictions are not satisfied.
          For information on options and stock awards granted to our named executive officers under the equity compensation plans, please see the table below.
Supplemental Executive Retirement Plan (SERP)
          The Corporation maintains a non-contributory, non-qualified, defined benefit pension plan commonly know as a Supplemental Executive Retirement Plan or SERP. Twenty employees are currently participants in the SERP. The SERP is a non-qualified, defined benefit plan. The Committee selects key employees to participate in the plan based on their perceived value to the Corporation, their position and labor market competition for individuals in similar job positions and similar talent. All of the named executives are participants in the SERP. The SERP provides retirement benefits under trust contracts, funded by death benefits payable under corporate owned and bank owned life insurance contracts. Please see the below Retirement Plans section for more information.
Benefits and perquisites
          In addition to benefits provided under plans to all eligible employees (i.e. health insurance, 401(k) Plan participation, etc), the Corporation provides certain named executive officers with certain perquisites, including car allowances and an allowance for country club membership. In determining the amounts of the benefits and perquisites, the Committee relies on the practices generally common in the banking industry, recommendations from management and advice from third-parties. Please see the Summary Compensation Table for the amounts of such perquisites provided during 2007.

III. Director Compensation
          Similar to executive officers and staff, the Corporation desires to attract and retain talented, motivated and competent directors for its Board. The Corporation has established key objectives for board compensation of encouraging longevity and attendance at meetings. To facilitate this, the Corporation has designed compensation and long-term incentives for its Board members. Please see the below Director Compensation Table section for more information and narrative
IV. Tables and other narrative disclosures
Summary Compensation Table

							Change In Pension Value
							and Nonqualified
				Stock	Option	Non-Equity Incentive	Deferred Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Plan Compensation	Earnings	Compensation	Total
Position	Year	($)	($)1	($)	($)	($)	($)	($) 2	($)
Joseph P. Campbell	2007	403,520	10,612	1,686	173,439		96,402	57,345	743,004
Principal Executive Officer	2006	385,000	346,970		194,214		127,369	52,845	1,106,398
President and CEO

Gregg J. Wagner	2007	124,519		449	1,568			3,300	129,837
Principal Finanical Officer									—
Chief Financial Officer

James McSwiggan	2007	256,750	5,170	737	62,815		54,661	53,500	433,632
Chief Operating Officer	2006	245,000	169,037		72,070		128,392	47,000	661,499

Robert R. Tabas	2007	214,750	3,809	617	52,297		38,761	44,500	354,735
Chairman and	2006	205,000	124,553		59,201		86,668	44,500	519,922
Executive Vice President

Murray Stempel III	2007	183,560	3,673	517	43,522		38,666	53,500	323,438
Executive Vice President	2006	175,000	120,105		48,245		90,911	45,750	480,011

Jeffrey T. Hanuscin	2007	129,500	727	236	21,037		—	7,668	159,168
Former CFO	2006	126,000	27,509		19,229		15,272	7,668	195,678

(1)	The bonus payments to the above named executive officers are performance based and tied to goals set by the Compensation Committee.

(2)	Please see the below table for a breakdown of the items and amounts comprising All Other Compensation.

          The hypothetical value of the amounts included in the Summary Compensation Table under Option Awards is equal to the fair value of the options on the grant date used to determine the compensation expense associated with the grant to the Corporation under FASB 123R determined under the Black-Sholes valuation model. The valuations were based upon the assumptions set forth in the table below. It should be noted that this model is only one of the methods available for valuing options, and the Corporation’s use of the model should not be interpreted as a prediction as to the actual value that may be realized on the options. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Corporation’s stock over the exercise price of the option.
Assumptions used in Black-Scholes model in calculating option values for 2007:

	Employees	Directors
Estimated time until exercise	7.5 years	5.5 years
Risk-free rate	4.79%	4.58%
Volatility rate	29.68%	26.35%
Dividend yield	4.85%	4.85%
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     The following table sets forth information identifying the items and amounts that comprise All Other Compensation reflected in the Summary Compensation Table above.
Components of All Other Compensation

			401 (k)
		Automobile	Employer	Director	Club dues	Other
Name and Principal		Benefit	Contribution	Fees	Allowance	Fees	Total
Position	Year	($)	($)	($)	($)	($) (1)	($)

Joseph P. Campbell	2007	15,845	2,500	34,000	5,000		57,345
Principal Executive Officer	2006	15,845	2,500	29,500	5,000		52,845
President and CEO

Gregg J. Wagner	2007	2,400				900	3,300
Principal Finanical Officer Chief Financial Officer

James McSwiggan	2007	12,000	2,500	34,000	5,000		53,500
Chief Operating Officer	2006	12,000	2,500	27,500	5,000		47,000

Robert R. Tabas	2007	12,000	2,500	25,000	5,000		44,500
Chairman and	2006	12,000	2,500	25,000	5,000		44,500
Executive Vice President

Murray Stempel III	2007	12,000	2,500	34,000	5,000		53,500
Executive Vice President	2006	12,000	2,500	26,250	5,000		45,750

Jeffrey T. Hanuscin	2007	4,068	2,500			1,100	7,668
Former CFO	2006	4,068	2,500			1,100	7,668

(1)	Fees received for attending Board of Directors meetings.
     The Corporation pays the named executive officers the amounts for the items reflected in the above table as they facilitate sales generation, assist the executive with the exercise of his duties or are competitive with what peers provide in the market. The above table does not include benefits provided all employees under plans such as medical health coverage, disability coverage, life insurance and benefits made available under cafeteria plans.
Grants of Plan-Based Awards-2007
     Management of the Corporation utilizes input from professional advisors, publications and similar sources in determining practices and terms of the LTIP to develop recommendations to the Committee. This would also include recommending new key staff as participants in the LTIP. Management may also from time to time give the Committee input on the aggregate amount of options and/or restricted stock to be awarded under the LTIP during a fiscal year, and changes to award allocation methods. Management does not make any recommendation on awards for the chief executive officer. The Committee then takes the input from management and consults with its compensation consultant, Mosteller and Associates and other advisors in determining the adoption of any plan changes, allocation changes or awards of stock options and or restricted stock. In general, any actions that the Committee takes with respect to the grants of awards and the terms and conditions of such awards and the modification thereof are subject to the review and approval by the full board. The grants are issued on the date the Committee gives its approval.
     The following table provides information regarding stock options granted to the named executives during 2007. The stock options have an exercise price set at fair market value on the date of grant. Fair market value is defined as the average of the high and low trading price on the NASDAQ Stock Market on the day on which the option was awarded. The options have a 10 year life and vest at 20% per year over five years, beginning one year from the grant date. The options are subject to acceleration under certain circumstances. The Committee administers the plan, and has no intent of modifying, extending or accelerating options, other than as provided for in the LTIP. Generally, unexercised options expire upon an executive separating from employment. There were no other grants of equity based awards.
     Under the LTIP, the exercise price is at fair market value defined as the closing price on the NASDAQ Stock Market on the date of grant. The Committee approved a grant of stock options on July 18, 2007 and the closing price was $20.08. Also on November 29, 2007, the Committee approved a grant of restricted stock and the closing price was $11.43. Included in the table are shares of stock options granted under the 1990 Stock Option Plan that expired in May 2007.
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								All Other Stock
								Awards	All Other Options	Exercise or	Grant Date
		Estimated future payouts under			Estimated future payouts under			Number of	Awards Number	Base Price	Fair Value
		equity incentive plan awards			equity incentive plan awards			Shares of Stock	of Securities	of Options	of stock and
Name and Principal	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Underlying Options	Awards	Option Awards
Position	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)

Joseph P. Campbell	7/18/2007								15,000	$20.08	$61,800
Principal Executive Officer	11/29/2007				4,000	5,000	6,250		—	—	$57,150
President and CEO

Gregg J. Wagner (1)	7/18/2007								3,995	$20.08	$16,459
Principal Finanical Officer	11/29/2007				1,066	1,332	1,665		—	—	$15,225
Chief Financial Officer

James McSwiggan	7/18/2007								6,554	$20.08	$4.12
Chief Operating Officer	11/29/2007				1,748	2,185	2,731		—	—	$24,975

Robert R. Tabas	7/18/2007								5,486	$20.08	$4.12
Chairman and	11/29/2007				1,463	1,829	2,286		—	—	$20,905
Executive Vice President

Murray Stempel III	7/18/2007								4,600	$20.08	$4.12
Executive Vice President	11/29/2007				1,066	1,332	1,665		—	—	$15,225

Jeffrey T. Hanuscin	7/18/2007								2,000	$20.08	$4.12
Former CFO	11/29/2007				560	700	875		—	—	$8,001
Outstanding Equity Awards Table
     The table that follows provides information on outstanding stock options awarded to the named executives as of December 31, 2007. Each stock option grant vests ratably 20% per year from the date of grant. Each restricted stock granted vests three years from date of grant. The number of restricted shares that vests (if any) depends on the level of achievement of pre-determined three-year average return of assets and return of equity percentiles versus the Corporation’s peer group.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive Plan
								Incentive Plan	Awards:
								Awards:	Market or
								Number of	Payout Value
								Unearned	of Unearned
			Equity Incentive Plan			Number of	Market Value	Shares, Units	Shares, Units
	Number of Securities	Number of Securities	Awards Number of	Options		Shares or	of Shares or	or Other	or Other
	Underlying	Underlying	Securities Underlying	Exercise		Units of Stock	Units of Stock	Rights That	Rights That
	Unexercised Options	Unexercised Options	Unexercised	Price	Option	That Have Not	That Have Not	Have Not	Have Not
Name and Principal Position	(#) Exercisable	(#) Unexercisable	Unearned Options (#)	($)	Expiration Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Joseph P. Campbell	3,532	0	0	$13.75	4/19/08	0	0	0	0
	4,666	0	0	$10.75	4/19/09	0	0	0	0
	9,577	0	0	$11.72	4/19/10	0	0	0	0
	28,896	0	0	$11.90	4/19/11	0	0	0	0
	27,258	0	0	$17.91	4/19/12	0	0	0	0
	27,419	0	0	$18.27	4/21/13	0	0	0	0
	46,182	11,545	0	$22.38	4/22/14	0	0	0	0
	24,740	37,110	0	$21.88	6/16/15	0	0	0	0
	6,064	24,254	0	$21.78	6/29/16	0	0	0	0
	0	15,000	0	$20.08	7/29/17	5,000	$57,150	0	0

Gregg J. Wagner	0	3,995	0	$20.08	7/29/17	1,332	$15,225	0	0

James McSwiggan	12,591	0	0	$17.91	4/19/12	0	0	0	0
	11,344	0	0	$18.27	4/21/13	0	0	0	0
	19,760	4,940	0	$22.38	4/22/14	0	0	0	0
	4,452	6,678	0	$21.88	6/16/15	0	0	0	0
	2,845	11,380	0	$21.78	6/29/16	0	0	0	0
	0	6,554	0	$20.08	7/29/17	2,185	$24,975	0	0

Robert R. Tabas	2,527	0	0	$13.75	4/19/08	0	0	0	0
	3,336	0	0	$10.75	4/19/09	0	0	0	0
	3,102	0	0	$11.72	4/19/10	0	0	0	0
	10,588	0	0	$11.90	4/19/11	0	0	0	0
	9,920	0	0	$17.91	4/19/12	0	0	0	0
	9,497	0	0	$18.27	4/21/13	0	0	0	0
	16,543	4,136	0	$22.38	4/22/14	0	0	0	0
	3,733	5,600	0	$21.88	6/16/15	0	0	0	0
	2,380	9,521	0	$21.78	6/16/15	0	0	0	0
	0	5,486	0	$20.08	7/29/17	1,829	$20,905	0	0

Murray Stempel III	1,521	0	0	$13.75	4/19/08	0	0	0	0
	2,123	0	0	$10.75	4/19/09	0	0	0	0
	2,173	0	0	$11.72	4/19/10	0	0	0	0
	8,013	0	0	$11.90	4/19/11	0	0	0	0
	7,629	0	0	$17.91	4/19/12	0	0	0	0
	7,914	0	0	$18.27	4/21/13	0	0	0	0
	13,785	3,446	0	$22.38	4/22/14	0	0	0	0
	3,112	4,667	0	$21.88	6/16/15	0	0	0	0
	2,032	8,128	0	$21.78	6/29/16	0	0	0	0
	0	4,600	0	$20.08	7/29/17	1,533	$17,522	0	0

Jeffrey T. Hanuscin	1,816	0	0	$17.91	4/19/12	0	0	0	0
	2,411	0	0	$18.27	4/21/13	0	0	0	0
	4,948	1,237	0	$22.38	4/22/14	0	0	0	0
	2,298	3,446	0	$21.88	6/16/15	0	0	0	0
	1,463	5,854	0	$21.78	6/29/16	0	0	0	0
	0	2,000	0	$20.08	7/29/17	700	$8,001	0	0

Option Exercises and Stock Vested Table
     The following table sets forth information on stock options exercised during 2007 by the named executive officers. Three executive officers exercised stock options during 2007.
     The amount realized by the exercising executive officers is equal to (x) the difference between (i) the average of the high and low trading price of the Corporation’s stock on the NASDAQ Stock Market on the last trading day prior to the day on which the executive officer exercised stock options, and (ii) the exercise or strike price of the options exercised, and (y) multiplied by the number of options exercised.

	Option Awards		Stock Awards
			Number of
	Number of Shares		Shares	Value Realized
Name and Principal	Acquired on Exercise	Value Realized Upon	Acquired on	on Vesting
Position	(#)	Exercise ($)	Vesting (#)	($)
Joseph P. Campbell	2,622	40,274	0	0
Robert R. Tabas	3,750	55,013	0	0
Murray Stempel	1,241	18,004	0	0
Retirement Plans
     In order to be competitive in the labor market for executive officers and other key staff, the Corporation provides retirement benefits under the SERP. In addition to being competitive, offering the SERP helps meet the Corporation’s objective of retaining and attracting executive talent.
     The SERP is a non-contributory, non-qualified, defined benefit pension plan. This plan provides for retirement benefits to certain employees under a trust contract. The SERP is unfunded, but death benefits payable under certain life insurance contracts fund a trust which will reimburse the Corporation for retirement benefits paid to participants.
     Benefits under the SERP are based on the participants number of credited years of service, the average of the highest consecutive three years base salary, for certain executive officers 25% of the average of the performance bonus paid during the highest consecutive three years of base salary, multiplied by a percentage set for each class of participant. Except for certain executive officers who are vested in the SERP, any participant must be employed until retirement age to receive plan benefits. Any participant who was added to the SERP on or after January 1, 2003 must have 10 consecutive years of service with the Corporation in order to be eligible for retirement benefits under the SERP. Benefits payable under the SERP are limited by annual caps. For the below chart, all of the executives named in the Summary Compensation Table are in Group 1. The caps and percentages applicable to each group are set forth below:

Class	Annual Cap	Percentage of Base	Percentage of Bonus
Group 1	$185,000 Base component	50%	25%
	$80,000 Bonus component

Group 2	$50,000 Base component	35%	0%

Group 3	$20,000 Base component	20%	0%
     Retirement age under the SERP is 60 years of age. Joseph Campbell, the Corporation’s President and CEO, has reached retirement age. Combining both the base annual cap and the performance bonus annual cap, retirement benefits payable to Mr. Campbell under the SERP would be limited to $265,000 per year. In order to induce Mr. Campbell to remain in his current position beyond age 60, the Committee in 2006 has approved exempting Mr. Campbell from the caps under the SERP and allowed his benefits to increase by the actuarial equivalent of the benefit Mr. Campbell would have received had he retired on the date he attained normal retirement age. Actuarial equivalent means with respect to a given benefit, any other benefit provided under the terms of the SERP which has the same present or equivalent value on the date the given benefit payment commences, based on the use of actuarial equivalent factors adopted by the Corporation and being used to value the SERP liabilities at the time of the calculation. Actuarial equivalence was determined using a 6% annual interest rate and current IRS mortality tables. The Corporation has engaged a third-party administrator which provides any required actuarial services.
     See the following Pension Benefits Table for the estimated present value of retirement benefits payable to named executive officers under the SERP.
Pension Benefits Table
     The below table provides information on the estimated present value of retirement benefits payable under the SERP, the only retirement benefits offered by the Corporation outside of its 401(k) plan. The value is based on the actuarial present value of the accumulated benefits provided under the plan. Should a participant elect to retire at the early retirement age of 55, the benefits payable under the SERP are reduced by an actuarial equivalent of the amount of benefits that would be payable at normal retirement age of 60.
     Please see above for information on how benefits payable under the SERP are calculated and applicable caps on benefits. Retirement benefits are paid annually for the life of the participant, with a minimum guarantee of 10 years of benefits. The Corporation accrues an expense each year for the cost of the SERP. See below for information on how the accrual is made.
     The following examples provide estimates of benefits payable to the named executives under the SERP. Please note that the examples assume that the highest consecutive three year average base salary and performance bonus are the amounts listed for each named executive in the Summary Compensation Table and that each named executive retires at normal retirement age.
     Using an average base salary of $384,607 for the past three years and performance bonus of $394,966 which was derived from an average of the three highest consecutive years over a ten year period. Mr. Campbell would be entitled to 50% of $384,607, or $192,303 and 25% of $394,966 or $98,741. The base salary cap of $185,000 and the bonus cap of $80,000 would apply in this example, so the total annual benefit payable to Mr. Campbell would be $265,000. Please note that this amount is for purposes of this example. The actual retirement benefit payable to Mr. Campbell would be the actuarial equivalent increase of the $265,000 as of the date of Mr. Campbell’s actual retirement. By way of example, if Mr. Campbell retires at the age of 62, according to NYLEX, the actuarial increase to his age 60, $265,000 retirement benefit would be $44,000. Therefore, his annual benefit under the SERP for an age 62 retirement benefit would be $309,000.
     Using an average base salary of $244,750 for the past three years and performance bonus of $192,419 which was derived from an average of the three highest consecutive years over a ten year period, Mr. McSwiggan would be entitled to 50% of $244,750, or $122,375 and 25% of $192,419, or $48,104. The base salary cap of $185,000 and the performance bonus of $80,000 would not apply in this example, so the total annual benefit payable to Mr. McSwiggan would be $170,479.
     Using an average base salary of $204,917 for the past three years and performance bonus of $141,782 which was derived from an average of the three highest consecutive years over a ten year period, Mr. Tabas would be entitled to 50% of $204,917, or $102,458 and 25% of $141,782, or $35,446. The base salary cap of $185,000 and the performance bonus of $80,000 would not apply in this example, so the total annual benefit payable to Mr. Tabas would be $137,904.
     Using an average base salary of $173,687 for the past three years and performance bonus of $121,044 which was derived from an average of the three highest consecutive years over a ten year period, Mr. Stempel would be entitled to 50% of $173,687, or $86,843 and 25% of $121,044, or $30,261. The base salary cap of $185,000 and the performance bonus of $80,000 would not apply in this example, so the total annual benefit payable to Mr. Stempel would be $117,104.
     Using an average base salary of $125,167 for the past three years, Mr. Hanuscin would be entitled to 50% of $125,167 or $62,583. The base salary cap of $50,000 would apply in this example, so the total benefit payable to Mr. Hanuscin would be $50,000.
     The above are examples and not the actual retirement benefits that will be paid under the SERP to the named executives. Actual benefits will be calculated in accordance with the terms of the SERP upon the actual retirement of the respective executive. As of December 31, 2008, Gregg Wagner was not a participant in the Corporation’s SERP
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Pension Benefits Table

			Present Value of	Payments
Name and Principal		Number of Years	Accumulated	During Last
Position	Plan Name	Credited Service (#)	Benefit ($)	Fiscal Year ($)
Joseph P. Campbell	Royal Bank America	15	$3,586,581	$—
Principal Executive Officer	Supplemental Executive Retirement Plan

Gregg J. Wagner	Royal Bank America	—	$ —	$—
Principal Financial Officer	Supplemental Executive Retirement Plan

James McSwiggan	Royal Bank America	15	$1,453,359	$—
	Supplemental Executive Retirement Plan

Robert R. Tabas	Royal Bank America	20	$1,110,982	$—
	Supplemental Executive Retirement Plan

Murray Stempel III	Royal Bank America	13	$1,031,748	$—
	Supplemental Executive Retirement Plan

Jeffrey T. Hanuscin	Royal Bank America	17	241,883
	Supplemental Executive Retirement Plan

     Under Generally Accepted Accounting Principles, the present value of the benefits to be received by the SERP participants over their actuarial lives, must be accrued and expensed by the Corporation during each year of the participant’s employment years with the Corporation. The above table is the aggregate amount of the present value accruals from the date the named executive became a participant in the SERP Plan through December 31, 2007.
Non-Qualified Deferred Compensation Table
     The Corporation does not maintain any non-qualified deferred compensation plans at this time.
Other Potential Post-Employment Payments
     Following a Change in Control as defined in the Corporation’s equity compensation plans, all outstanding unvested stock options held by named executive officers immediately vest.
     Except for obligations under employment contracts to certain named executive officers as detailed below, the Corporation does not have any other potential post-employment payment obligations.
          Employment Contracts
     The Corporation, Royal Bank America and Royal Asian Bank are parties to employment contracts with Joseph Campbell, President and CEO, Edward Shin, President and CEO of Royal Asian Bank (who is not a named executive officer), Robert Tabas, Chairman and Executive Vice President, James McSwiggan, Chief Operating Officer, and Murray Stempel, III, Executive Vice President. All of these employment contracts contain other potential post-employment payment obligations.

     Joseph P. Campbell: Mr. Campbell is employed as President and CEO of the Corporation and Royal Bank America pursuant to an employment contract effective as of August 20, 2004 and amended on August 16, 2006 and September 11, 2006. Under the contract, he has the duties and responsibilities customarily exercised by the person serving as chief executive officer of a company the size and nature of the Corporation. The contract has a three-year term, and extends daily for a three-year period, unless terminated in accordance with its terms by either party thereto. The contract provides that Mr. Campbell receive an initial base salary of $385,000. Mr. Campbell is also eligible for an annual performance-based bonus under the Bonus Program, detailed above. Mr. Campbell is also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee will determine the form and terms of any award granted under the LTIP and similar equity-based plans the Corporation may offer in the future. Mr. Campbell’s employment contract provides for termination for “cause”, termination by him for “good reason” and termination by him for “change in control.” Termination for “good reason” and “change in control” obligate the Corporation to certain payments and benefits to Mr. Campbell. Please see the below Termination and Change in Control provision section for a description of these payments and benefits. For Mr. Campbell, the Executive Termination Multiple used in the Termination and Change in Control provision section is defined as 2.99 and the Benefit Period is defined as three years.
     James J. McSwiggan: Mr. McSwiggan is employed as Chief Operating Officer of the Corporation and Royal Bank America pursuant to an employment contract effective as of August 20, 2004 and amended on August 16, 2006 and September 22, 2006. Under the contract, he has the duties and responsibilities customarily exercised by the person serving as chief operating officer of a company the size and nature of the Corporation. The contract has a three-year term, and extends daily for a three-year period, unless terminated in accordance with its terms by either party thereto. The contract provides that Mr. McSwiggan receive an initial base salary of $245,000. Mr. McSwiggan is also eligible for an annual performance-based bonus under the Bonus Program, detailed above. Mr. McSwiggan is also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee will determine the form and terms of any award granted under the LTIP Plan and similar equity-based plans the Corporation may offer in the future. Mr. McSwiggan’s employment contract provides for termination for “cause,” termination by him for “good reason” and termination by him for “change in control provision.” Termination for “good reason” and “change in control” obligate the Corporation to certain payments and benefits to Mr. McSwiggan. Please see the below Termination and Change in Control section for a description of these payments and benefits. For Mr. McSwiggan, the Executive Termination Multiple used in the Termination and Change in Control section is defined as 2.99 and the Benefit Period is defined as three years.
     Robert R. Tabas: Mr. Tabas is employed as Chairman of the Corporation and Executive Vice President of Royal Bank America pursuant to an employment contract effective as of August 24, 2004 and amended on August 16, 2006, October 11, 2006 and February 22, 2007. Under the contract, he has the duties and responsibilities customarily exercised by the person serving as chairman and executive vice president of a company the size and nature of the Corporation. The contract has a two-year term, and extends daily for a two-year period, unless terminated in accordance with its terms by either party thereto. The contract provides that Mr. Tabas receive an initial base salary of $205,000. Mr. Tabas is also eligible for an annual performance-based bonus under the Bonus Program, detailed above. Mr. Tabas is also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee will determine the form and terms of any award granted under the

LTIP and similar equity-based plans the Corporation may offer in the future. Mr. Tabas’s employment contract provides for termination for “cause,” termination by him for “good reason” and termination by him for “change in control.” Termination for “good reason” and “change in control” obligate the Corporation to certain payments and benefits to Mr. Tabas. Please see the below Termination and Change in Control provision section for a description of these payments and benefits. For Mr. Tabas, the Executive Termination Multiple used in the Termination and Change in Control provision section is defined as 1.99 and the Benefit Period is defined as two years.
     Edward Shin: Mr. Shin is employed as President and CEO of the Royal Asian Bank, a wholly owned subsidiary of the Corporation, pursuant to an employment contract effective as of August 24, 2004 and amended on August 16, 2006, September 21, 2006 and February 22, 2007. Under the contract, he has the duties and responsibilities customarily exercised by the person serving as chief executive officer of a company the size and nature of Royal Asian Bank. The contract has a two-year term, and extends daily for a two-year period, unless terminated in accordance with its terms by either party thereto. The contract provides that Mr. Shin receive an initial base salary of $165,000. Mr. Shin is also eligible for an annual performance-based bonus under the Bonus Program, detailed above. Mr. Shin is also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee will determine the form and terms of any award granted under the LTIP and similar equity-based plans the Corporation may offer in the future. Mr. Shin’s employment contract provides for termination for “cause,” termination by him for “good reason” and termination by him for “change in control.” Termination for “good reason” and “change in control” obligate the Corporation to certain payments and benefits to Mr. Shin. Please see the below Termination and Change in Control provision section for a description of these payments and benefits. For Mr. Shin, the Executive Termination Multiple used in the Termination and Change in Control provision section is defined as 1.99 and the Benefit Period is defined as two years.
     For Mr. Shin, the Committee has approved that when net income for Royal Asian Bank reaches $500,000 in a fiscal year, the Executive Termination Multiple shall increase to 2.99. The net income for Royal Asian Bank has not yet reached $500,000.
     Murray Stempel, III: Mr. Stempel is employed as Executive Vice President of the Corporation and Royal Bank America pursuant to an employment contract effective as of August 23, 2004 and amended on August 16, 2006, September 22, 2006 and February 22, 2007. Under the contract, he has the duties and responsibilities customarily exercised by the person serving as executive vice president of a company the size and nature of the Corporation. The contract has a two-year term, and extends daily for a two-year period, unless terminated in accordance with its terms by either party thereto. The contract provides that Mr. Stempel receive an initial base salary of $175,000. Mr. Stempel is also eligible for an annual performance-based bonus under the Bonus Program, detailed above. Mr. Stempel is also entitled to receive equity-based, long-term incentive awards under the LTIP, and benefits from all other plans offered by the Corporation to all employees, such as health insurance, life insurance, disability insurance and the like. The Committee will determine the form and terms of any award granted under the LTIP and similar equity-based plans the Corporation may offer in the future. Mr. Stempel’s employment contract provides for termination for “cause,” termination by him for “good reason” and termination by him for “change in control.” Termination for “good reason” and “change in control” obligate the Corporation to certain payments and benefits to Mr. Stempel. Please see the below Termination and Change in Control provision section for a description of these payments and benefits. For Mr. Stempel, the Executive Termination Multiple used in the Termination and Change in Control provision section is defined as 1.99 and the Benefit Period is defined as two years.

     Termination and Change in Control Provisions
     Each employment contract for the above executives has the following terms with respect to termination and change in control events:
     Each executive may be terminated for “cause,” which is defined as (i) conviction of a felony or entering a guilty plea or nolo contendere to a felony; (ii) willful failure to follow instructions from the Corporation’s board of directors; (iii) willful failure to perform his duties; (iv) intentional violation of the provision of his employment contract; (v) dishonesty in the performance of his duties; (vi) removal or prohibition from being employed by a financial institution by order of a federal banking regulator; (vii) willful engaging in conduct injurious to the Corporation; (viii) breach of his fiduciary duty to the Corporation; (ix) willful violation of (a) any material law, rule or regulation applicable to the Corporation, (b) any cease and desist order issued by an applicable regulatory agency; (x) conduct on his part that brings public discredit to the Corporation or that is clearly contrary to the best interests of the Corporation; (xi) unlawful harassment against employees, customers, business associates, contractors or vendors of the Corporation; (xii) any act of fraud or misappropriation against the Corporation or its customers, employees, contractors or business associates; (xiii) intentional misrepresentation of a material fact, or intentional omission of information necessary to make the information supplied materially misleading, in application or other information provided by him to the Corporation in connection with his employment; and (xiv) the existence of any material conflict between the interest of the Corporation and him that is not disclosed in writing by him to the Corporation prior to action and approved by the Corporation’s board of directors. Some of the foregoing for “cause” termination events have a right to cure period.
     The Corporation has no obligations to the executive upon the executive’s terminations for “cause.”
     Each executive has the right to terminate his employment for “good reason” which is defined as (i) the assignment of duties and responsibilities inconsistent with his status of his position (as defined in the respective executive’s employment contract) with the Corporation; (ii) a reassignment which requires him to move his principal residence; (iii) any removal of him from office or employment, except for any termination for “cause” (see above); (iv) and reduction in his base salary as in effect on the date hereof or as increased from time to time; and (v) any failure of the Corporation to provide him with benefits as least as favorable as those enjoyed by him under any of the pension, life insurance, medical, health and accident, disability or other employee plans of the Corporation, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees.
     If the executive terminates his employment with the Corporation for “good reason” or if the Corporation is in breach of his employment contract, the executive is entitled to receive (i) the Executive Termination Multiple (as defined in each respective executive’s employment contract) times the sum of (x) his base salary, and (y) his performance bonus payment, payable in a lump sum; (ii) for the Benefit Period (as defined in each respective executive’s employment contract) from the date of termination, or until he secures substantially similar benefits through other employment, whichever shall first occur, a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to him during the two years prior to his termination of employment, or the Corporation cannot provide such benefits because he is no longer an employee, a dollar amount equal to the cost to him of obtaining such benefits (or substantially similar benefits), not to exceed 120% of the Corporation’s cost to provide such benefits to an employee; and (iii) to the extent the foregoing described payments, when added to all other amounts of benefits provided to or on behalf of him in connection with termination of his employment, would result in the imposition of an excise tax under Section 4999 of the

Internal Revenue Code, such payments shall be retroactively (if necessary) increased to the extent necessary to cover such excise tax imposition.
          The executive may resign from employment within 90 days following a change in control (as defined in each executive’s employment contract) if there shall be (i) any involuntary termination of his employment, other than for “cause” (see above); (ii) any reduction in his title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities or authority as such may be increased from time to time during the term of the employment contract; (iii) the assignment to him of duties inconsistent with his office on the date of the change in control or as same may be increased from time to time after the change in control; (iv) any reassignment of him to a location greater than 50 miles from the location of his office on the date of the change in control; (v) any significant reduction in his compensation as provided in the executives employment contract in effect on the date of the change in control or as the same may be increased from time to time after the change in control; (vi) any failure to provide him with benefits at least as favorable as those enjoyed by him under any of the Corporation’s retirement or pension, life insurance, medical, health and accident, disability or other employee plans in which he participated at the time of the change in control, or the taking of any action that would materially reduce any of such benefits in effect at the time of the change in control; (vii) any requirement that he travel in performance of his duties on behalf of the Corporation for a significantly greater period of time during any year than was required of him during the year preceding the year in which the change in control occurred; or (viii) any sustained pattern of interruption or disruption of him for matters substantially unrelated to his discharge of his duties on behalf of the Corporation. Following his resigning from employment following a change in control, the executive is entitled to the following payments and benefits from the Corporation (i) the Executive Termination Multiple (as defined in each respective executive’s section above) times the sum of (x) his base salary, and (y) his performance bonus payment, payable in a lump sum; (ii) for the Benefit Period (as defined in each respective executive’s section above) from the date of termination, or until he secures substantially similar benefits through other employment, whichever shall first occur, a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to him during the two years prior to his termination of employment, or it the Corporation cannot provide such benefits because he is no longer an employee, a dollar amount equal to the cost to him of obtaining such benefits (or substantially similar benefits), not to exceed 120% of the Corporation’s cost to provide such benefits to an employee; and (iii) to the extent the foregoing described payments, when added to all other amounts of benefits provided to or on behalf of him in connection with termination of his employment, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, such payments shall be retroactively (if necessary) increased to the extent necessary to cover such excise tax imposition.
          Provided that the executive meets certain requirements under the employment contract and the Internal Revenue Code, the executive is entitled to receive the severance amounts detailed above in installments rather than in a lump sum.
          Payments by the Corporation under the above employment contracts are subject to the executive complying with non-compete clauses, non-solicitation clauses and proprietary property clauses in favor of the Corporation. Should the executive breach any of these clauses, then the Corporation can cease any payments due the executive and seek to recover any payments previously made to the executive under the contract.

          The below table is an estimate of payments due the named executive officers in the event a termination event or a change in control occurred on December 31, 2007:

			Involuntary Termination Not For Cause OR
			Voluntary Termination For Good Reason (1)
			Absent a Change of	Following a Change of
		Change of Control	Control	Control

Joseph Campbell	Severance	$0	$1,971,836	$1,971,836
President and CEO	Welfare benefits continuation (2)	$0	$42,379	$42,379
	Value of accelerated stock options (3)	$0	$0	$0
	Value of accelerated restricted stock	$55,000	$0	$55,000
	Potential excise tax gross-up	$0	$0	$0

	Total	$55,000	$2,014,215	$2,069,215

James McSwiggan	Severance	$0	$1,203,983	$1,203,983
Chief Operating Officer	Welfare benefits continuation (2)	$0	$42,379	$42,379
	Enhanced SERP benefit (4)	$0	$0	$542,333
	Value of accelerated stock options (3)	$0	$0	$0
	Value of accelerated restricted stock	$24,035	$0	$24,035
	Potential excise tax gross-up	$0	$0	$244,048

	Total	$24,035	$1,246,362	$2,056,779

Robert Tabas	Severance	$0	$556,295	$556,295
Chairman and	Welfare benefits continuation (2)	$0	$28,892	$28,892
Executive Vice President	Enhanced SERP benefit (4)	$0	$0	$503,375
	Value of accelerated stock options (3)	$0	$0	$0
	Value of accelerated restricted stock	$20,119	$0	$20,119
	Potential excise tax gross-up	$0	$0	$0

	Total	$20,119	$585,188	$1,108,681

Murray Stempel, III	Severance	$0	$$491,684	$491,684
Executive Vice President	Welfare benefits continuation (2)	$0	$28,892	$28,892
	Enhanced SERP benefit (4)	$0	$0	$339,116
	Value of accelerated stock options (3)	$0	$0	$0
	Value of accelerated restricted stock	$16,863	$0	$16,863
	Potential excise tax gross-up	$0	$0	$116,895

	Total	$16,863	$520,576	$993,451

(1)	For severance and welfare benefits continuation payment calculation, and time and form of such payments, see “Employment Contracts.”

(2)	Calculated as the present value of $15,144 per year. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.

(3)	All unvested stock options were underwater as of December 31, 2007.

(4)	For purposes of calculating each executive’s enhanced SERP benefit, if the executive is terminated involuntarily without Cause or voluntarily for Good Reason following a Change of Control, then the executive will be deemed to have remained employed until the earlier to occur of: (a) the executive’s death; or (b) the executive’s attaining age 60. For details regarding the SERP, including amount of benefit upon termination of employment, see “Retirement Plans.”
          The above payments are estimates only. The actual payments that would be due the named executive officers would be made based on the base salaries, bonuses, benefit costs, stock option acceleration, stock price arising from a change in control and the 280G gross up in existence at the time of the event.
          One named executive in the Summary Compensation Table, Gregg J. Wagner and Jeffrey T. Hanuscin, do not have employment contracts and therefore the Corporation has no other potential post-employment obligations to them.
Director Compensation Table
          Based on analysis conducted by the Corporation’s management and the Committee, and focusing on director compensation practices of its peers, especially those peers of similar asset size as the Corporation, fees paid to Board members are as follows:
a)	an annual retainer of $10,000. This retainer is paid quarterly. Should a board member miss three meeting during a calendar year, any unpaid quarterly retainer is forfeited;

b)	a board meeting attendance fee of $1,250 per meeting. The board member must be present at the meeting in order to be entitled to receive the fee; and

c)	an annual grant of 1,750 stock options beginning in 2007 (up from 1,500 stock options in 2006). The exercise price for the grant is set in the same manner as the Option Plan, detailed above.
          In addition, fees are paid to sub-committees of the board. The Chair of the respective sub-committee may also be paid a fee different from non-Chair sub-committee members. The principal sub-committees of the board are the (i) Executive Loan Committee; (ii) Audit Committee; (iii) Compensation Committee; (iv) Investment Committee; (v) Mezzanine Loan Committee; and (vi) Nominating Committee. With the exception of the Chair of the Audit Committee and the Chair of the Compensation Committee, each outside director is paid $500 per committee meeting. The Chair of the Audit Committee is paid $750 per meeting, plus a monthly retainer of $625. The Chair of the Compensation Committee, effective November 30, 2007, is paid a monthly retainer of $416.68 per month.
          The following table provides information on payments made to all directors by the Corporation and subsidiaries during 2007:
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2007 Director Compensation

					Change in Pension
					Value and
	Fees Earned			Non-Equity	Nonqualified Deferred	All Other
	or Paid in	Stock	Option	Incentive Plan	Compensation	Comp.	Total
Director name (1)	Cash ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	($)(2)	($)

Howard Wurzak	$45,250	$—	$6,715	$—	$—	$—	$51,965
Evelyn Tabas	$29,500	$—	$6,715	$—	$—	$—	$36,215
Edward Tepper	$45,500	$—	$6,715	$—	$—	$—	$52,215
Albert Ominsky	$42,250	$—	$6,715	$—	$—	$—	$48,965
Mitchell Morgan	$30,250	$—	$6,715	$—	$—	$—	$36,965
Gregory Reardon	$51,250	$—	$6,715	$—	$—	$—	$57,965
Linda Stempel	$37,000	$—	$6,715	$—	$—	$—	$43,715
John Decker	$29,000	$—	$6,715	$—	$—	$—	$35,715
Patrick McCormick	$47,500	$—	$6,715	$—	$—	$—	$54,215
Samuel Goldstein	$9,917	$—	$2,923	$—	$—	$—	$12,839
Carl Cousins	$41,250	$—	$—	$—	$—	$—	$41,250
          The stock option awards reflected in the above table were made pursuant to the terms of the LTIP, the features of which as described beginning on page 13. On July 18, 2007, the Committee approved a grant of 1,750 stock options to all outside directors of the Corporation. The options vest 100% on the date that is one year from the grant date. The options expire in 10 years.
          Under the LTIP, the exercise price is at fair market value defined as the closing price on the NASDAQ Stock Market on the date of grant. For the Corporation’s stock, on July 18, 2007 the closing price was $20.08.
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Outstanding Stock Options Held by Directors
          The following table provides information on total outstanding stock options held by outside directors under the Director Plan at February 29, 2008:

Option Awards

			Number of
	Number of	Number of	Securities
	Securities	Securities	Underlying
	Underlying	Underlying	Unexercised
	Unexercised	Unexercised	Options (#)
	Options (#)	Options (#)	Total
Director name	Exercisable	Unexercisable	Outstanding

Carl Cousins	8,208	1,750	9,958
Samuel Goldstein	0	1,750	1,750
Albert Ominsky	14,116	1,750	15,866
Edward Tepper	6,489	1,750	8,239
Anthony Micale	8,208	1,750	9,958
Gregory Reardon	11,944	1,750	13,694
Howard Wurzak	14,033	1,750	15,783
Evelyn Tabas	8,208	1,750	9,958
Mitchell Morgan	6,489	1,750	8,239
Linda Tabas Stempel	4,819	1,750	6,569
Patrick McCormick	1,575	1,750	3,325
Compensation Committee Report
          The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with Management, and, based upon such review and discussion, has recommended to the Board of Directors that disclosure be included in this proxy statement and the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.
          Submitted by the Compensation Committee of the Corporation’s Board of Directors:
Gregory T. Reardon, Chairman
Edward Tepper
Carl Cousins
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Audit Committee Report
     The Corporation’s Board of Directors has adopted a written charter for the Audit Committee, which was approved in December 2006 and subsequently re-approved in January 2008. The Audit Committee’s charter can be accessed on the Corporation’s website at www.royalbankamerica.com under the heading “Regulatory Filings” located under the “Investors Relations” page.” The Audit Committee reports to the Board of Directors on its activities and findings. The Board of Directors in accordance with Section 404 of the Sarbanes-Oxley Act has identified Mr. McCormick as the “Audit Committee financial expert.”
     The Audit Committee reviews Royal Bancshares of Pennsylvania Inc.’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Beard Miller Company LLP (“BMC”), our company’s independent auditor for 2007, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and the effectiveness of the company’s internal control over financial reporting. The members of the committee are not professionals engaged in the practice of accounting or auditing and are not professionals in these fields. The committee relies, without independent verification, on the information provided to us and on the representations made by management regarding the effectiveness of internal controls over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statement have been prepared in accordance with generally accepted accounting principles. The committee also relies on the opinions of the independent auditors on the company’s annual financial statements and the effectiveness of internal controls over financial reporting.
     In this context, the committee has reviewed and discussed with management and BMC the audited financial statements for the year ended December 31, 2007, management’s assessment of the effectiveness of the company’s internal control over financial reporting and BMC’s evaluation of the company’s internal control over financial reporting. The Audit Committee reviewed with management the company’s initiatives to remediate material weaknesses in the company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.
     The committee has discussed with BMC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. BMC has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with BMC that firm’s independence. The committee has concluded that BMC’s provision of audit and non-audit services to Royal Bancshares of Pennsylvania, Inc.’s and its affiliates are compatible with BMC’s independence.
     Based on the considerations and discussions referred to above, and subject to the limitations on our role and responsibilities described above, the committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for 2007. This report is provided by the following independent directors, who comprise the committee:

Patrick J. McCormick, Chairman
Anthony Micale
Edward B. Tepper
     Fees pertaining to services rendered to the Corporation and the Bank by Beard Miller Company LLP during the year ended December 31, 2007 and for year ended December 31, 2006 were as follows:

	Year Ended December 31,
	2007	2006
Audit fees	$376,517	$160,424

Audit related fees	$17,662	$8,305

Tax fees	$57,242	$34,087

All other fees	$—	$—

Total Fees:	$451,421	$202,816

     Audit Fees include fees billed for professional services rendered for the audit of the annual consolidated financial statement, internal controls, review Form S-8 and fees billed for the review of financial statements, including expenses, included in the Corporation’s Forms 10-K and 10-Q and services that are normally provided by Beard Miller Company LLP for 2007 and for 2006 in connection with statutory and regulatory filings or engagements.
     Audit Related Fees for 2007 include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the registrant’s financial statements and are not reported under the Audit Fees section of the table above. Audit Related Fees are related to audit of the Corporation’s 401(k) Plan and accounting and reporting consultations.
     Tax Fees for 2007 include fees billed for professional services rendered by Beard Miller Company LLP for tax compliance, tax advice, and tax planning. These services include review and preparation of the Corporation’s federal and state tax returns.
     The Corporation expects to receive an additional invoice from Beard Miller Company LLP for additional work in 2008 relating to the audit of the consolidated financial statements and review the Form 10-K for the year ended December 31, 2007, which is not reflected in the 2007 audit fees listed above.
     The Audit Committee has considered whether, and determined that, the provision of the non-audit services reflected above is compatible with maintaining Beard Miller Company LLP’s independence.

Beneficial Ownership – Compliance
          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s officers and directors, and persons who own more than 10% of the registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation copies of all Section 16(a) forms they file.
     Based solely on its review of forms received from certain reporting persons, or written representations from reporting persons that no Forms 5 where required for those persons, the Corporation believes that during the period January 1, 2007 through December 31, 2007 its officers and directors were in material compliance with all filing requirements applicable to them with the exception of a grant of options to each director and executive officer on July 18, 2007 for which Form 4’s were filed with the SEC on October 29, 2007 due to an administrative error.
Interest of Management and others in certain transactions
     In the ordinary course of business, Royal Bank America and Royal Asian Bank, the Corporation’s two wholly-owned banking subsidiaries, have had, and expect to have in the future, banking transactions with directors, officers of the Bank, principal shareholders of the Corporation and their associates which involve substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with others, and no more than the normal risk of collectability or other unfavorable features.
     The largest aggregate amount of indebtedness to the Corporation and the Banks during the year 2007, by all directors and officers of the Corporation and Bank as a group, and their affiliates, was $11,410,000. The total of such outstanding loans at December 31, 2007, was $4,371,000 (including available funds not disbursed), representing 3.0% of shareholders’ equity in the Corporation. There is one fixed rate loan with an interest rate of 6.25%. There are two floating rate loans based on 90 day LIBOR plus 300 basis points and one floating rate loan based on 30 day LIBOR plus 225 basis points. All other loans have floating interest rates ranging from prime to prime plus 200 basis points.
     The Corporation has had and intends to have business transactions in the ordinary course of business with directors, officers and associates on comparable terms as those prevailing from time to time for other non-affiliated vendors of the Corporation. During 2007, the Corporation used the services of the Hilton Philadelphia Hotel and banquet facilities for Board of Director’s meetings. The Hilton Philadelphia Hotel complex is managed by Howard Wurzak and owned by Stout Road Hotel Development, 50% of which is owned by Evelyn R. Tabas and 50% of which is owned by the Daniel M. Tabas Trust.
     A copy of our Code of Ethics is available on our website at www.royalbankamerica.com under “Regulatory Filings” link located under the “Investor Relations” page and any shareholder may obtain a printed copy of the Code of Ethics by writing to Investor Relations, Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072, or by calling Investor Relations at (610) 668-4700. There were no waivers of the provisions of our Code of Ethics for any director, senior financial officer or any other executive officer in 2007 or through the date of this proxy statement during 2008.  In the unlikely event that there is a waiver of our Code of Ethics, the waiver will be described on our website at www.royalbankamerica.com under the “Regulatory Filings” link located under the “Investor Relations” page.

Shareholder Proposals and Communications
     Our 2009 annual meeting with be held on or about May 20, 2009. Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Corporation’s proxy statement for its 2009 Annual Meeting of Shareholders must deliver the proposal in writing to the Secretary of Royal Bancshares of Pennsylvania, Inc. at its principal executive offices, 732 Montgomery Avenue, Narberth, Pennsylvania 19072, not later than December 23, 2008. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of the Corporation in accordance with Section 10.1 of the Corporation’s Bylaws. Any shareholder who intends to nominate any candidate for election to the Board of Directors must notify the Secretary of the Corporation in writing not less than 90 days prior to the date of the annual meeting of shareholders or not later than 7 days after the date on which notice was given for any other meeting of shareholders called for the election of one or more directors.
     Any shareholder who wishes to communicate with the Board of Directors may send correspondence to Joseph P. Campbell, President and CEO, Royal Bank America at 732 Montgomery Avenue, Narberth, PA, 19072, Phone # (610) 668-4700, or by sending an electronic message to Mr. Campbell at jcampbell@royalbankamerica.com. Mr. Campbell will submit your correspondence to the Board of Directors or the appropriate committee as applicable.
ITEM NO. 2
RATIFICATION OF INDEPENDENT AUDITORS
     Under the Audit Committee’s charter, the Committee is responsible for the selection of the Corporation’s independent auditors. The Committee also evaluates and monitors the auditors’ qualifications, performance and independence. This evaluation includes a review and evaluation of the lead partner of the independent auditors. The Committee also takes into account the opinion of the Corporation’s management. More can be learned about the Committee’s responsibility with the independent auditors in the Committee’s charter, which is available on the Corporation’s website at www.royalbankamerica.com under “Investor Relations.”
     The Audit Committee unanimously selected Beard Miller Company, LLP, as the Company’s independent auditors for 2008, subject to shareholder ratification.
     Representatives of Beard Miller Company LLP will be present at the meeting to respond to appropriate questions.
ITEM NO. 3
OTHER MATTERS
     The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any matters are properly presented, it is the proxy holders’ intent to vote on such matters in accordance with their best judgment.

Annual Report for 2007
     Our Annual Report to the Shareholders for the fiscal year ending December 31, 2007 has been made available online at www.royalbankamerica.com under the “Regulatory Filings” link located under the “Investor Relations” page. Our Annual Report is available to shareholders for their information. No part of the Annual Report is incorporated by reference herein.
     Upon request of any shareholder, a copy of our Annual Report Form 10-K for the fiscal year ended December 31, 2007 (filed with the Commission on March 17, 2008), including a list of exhibits thereto, required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act, may be obtained, without charge, by writing to Investor Relations, Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072, or by calling Investor Relations directly at 610-668-4700. Each request must be set forth a good faith representing that, as of the record date, the person is making the request was a beneficial owner of our common stock entitled to vote at the meeting.

ROYAL BANCSHARES OF PENNSYLVANIA, INC MEETING OF SHAREHOLDERS – MAY 21, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
          The undersigned hereby constitutes and appoints JOSEPH P. CAMPBELL. and GEORGE J. McDONOUGH., any one or more of whom may act, as Proxies, each with full power of substitution, and hereby authorizes any one or more of them to represent and vote, as designated below, all of the shares of Class A Common Stock and all of the shares of Class B Common Stock of Royal Bancshares of Pennsylvania, Inc. held of record by the undersigned on April 8, 2008, at the Annual Meeting of Shareholders to be held on May 21, 2008 at 6:30 p.m., or any postponement or adjournment thereof, as follows:
1.    ELECTION OF DIRECTORS. To elect five Class III Directors to serve a term of three years and until their successors are elected and qualified.
☐ FOR    ☐    WITHHOLD     ☐     FOR ALL EXCEPT
Carl M. Cousins      Evelyn R. Tabas      Edward B. Tepper      Samuel Goldstein      Murray Stempel
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
2.    RATIFICATION OF INDEPENDENT AUDITORS. To ratify the appointment of Beard Miller Company, LLP as independent registered accounting firm for the fiscal year ending December 31, 2008.
☐    FOR    ☐    AGAINST    ☐    ABSTAIN
To transact such other business as may properly come before the Meeting or any adjournment thereof.
          The Board of Directors recommends a vote “FOR” the election of the nominees of the board of directors as Class III directors and “FOR” ratifying Beard Miller Company, LLP as independent registered accounting firm for the fiscal year ending December 31, 2008.
          This proxy will be voted as directed, but if no instructions are specified, this signed proxy will be voted for the proposition stated. If any other business is presented at such meeting, this proxy will be voted by those named in the proxy in their best judgment.
          Should the undersigned be present and elect to vote at the Meeting, or any adjournments thereof, and after notification to the Secretary of the Board of Directors at the Meeting of the Shareholders’ decision to terminate this proxy, the power of said proxies will be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Board of Directors of his or her decision to terminate this Proxy.
☐	PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING.

Dated: , .

Please sign exactly as your name appears on this Proxy card, date, and mail this Proxy promptly in the enclosed postage-prepaid envelope. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

YOUR VOTE IS IMPORTANT